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                                                                    Exhibit 99.1



1 April 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

Arthur Andersen LLP has been engaged to audit the financial statements of OxyVinyls, LP as of December 31, 2001 and 2000 and for the years ended December 31, 2001 and 2000, and for the period from April 30, 1999 through December 31, 1999. PolyOne Corporation accounts for its 24% ownership interest in OxyVinyls using the equity method of accounting and in accordance with Regulation S-X, Rule 3-09, includes OxyVinyl's financial statements and Arthur Andersen's report thereon dated January 28, 2002 as an exhibit to its Form 10-K.

Arthur Andersen LLP has represented to PolyOne Corporation, by letter dated March 29, 2002, that its audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit, availability of national office consultation and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.


POLYONE CORPORATION



/s/ Gregory P. Smith
--------------------
Corporate Controller and Assistant Treasurer
(Principal Accounting Officer)